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                                                                 EXHIBIT (99)(b)



                                       For further information, please contact:
                                       S. Kelley MacDonald, Vice President,
                                       Corporate Communications,
                                       Unitrode Corporation,
                                       7 Continental Boulevard
                                       Merrimack, NH  03054
                                       (603) 429-8767
                                       e-mail: macdonald@unitrode.com


                  UNITRODE BOARD AUTHORIZES PROGRAM TO PURCHASE
                  UP TO ONE MILLION SHARES OF ITS COMMON STOCK


Merrimack, NH (November 17,1997) -- Unitrode Corporation (NYSE--UTR), a manufacturer of analog/linear and mixed-signal integrated circuits, today announced that its Board of Directors has authorized the repurchase of up to one million shares of its Common Stock. It is expected that the Company will repurchase the shares from time to time in the open market. Whether any such repurchases will be made, and the number of shares purchased, will depend upon the availability of shares at acceptable price levels.

Effective October 6, 1997, Unitrode issued a two-for-one stock split; as of November 1, 1997, the Company had approximately 24.2 million shares outstanding.

Unitrode designs and manufactures analog/linear integrated circuits, principally to perform power management, motion control, and interface functions. Its products are sold throughout the world for a variety of computer, tele- and data- communications, defense/aerospace, industrial, and automotive applications. Further information about Unitrode may be found at the Company's homepage site: http://www.unitrode.com.


                                      (END)





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